Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Fourth Quarter and Fiscal Year Ended September 30, 2024

McLean, VA, November 13, 2024: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2024. Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2024	June 30, 2024	Change	% Change
Total investment income	$23,714	$25,689	$(1,975)	(7.7)%
Total expenses, net of credits	(12,759)	(13,296)	537	(4.0)

Net investment income	10,955	12,393	(1,438)	(11.6)
Net investment income per common share(A)	0.50	0.57	(0.07)	(12.3)
Cash distribution per common share(A)	0.50	0.50	0.00	0.0
Net realized gain (loss)	214	3,315	(3,101)	(93.5)
Net unrealized appreciation (depreciation)	20,767	3,436	17,331	504.4
Net increase (decrease) in net assets resulting from operations	31,817	19,056	12,761	67.0
Weighted average yield on interest-bearing investments	14.0%	13.9%	0.1%	0.7
Total invested	$28,527	$46,389	$(17,862)	(38.5)
Total repayments and net proceeds	12,638	86,420	(73,782)	(85.4)

As of:	September 30, 2024	June 30, 2024	Change	% Change
Total investments, at fair value	$796,260	$757,745	$38,515	5.1%
Fair value, as a percent of cost	103.3%	100.6%	2.7%	2.7
Net asset value per common share(A)	$21.18	$20.18	$1.00	5.0

(A)	Per common share amounts have been adjusted on a retroactive basis to reflect the 1-for-2 reverse stock split effected on April 4, 2024.

For the Year Ended:	September 30, 2024	September 30, 2023	Change	% Change
Total investment income	$96,621	$86,434	$10,187	11.8%
Total expenses, net of credits	(50,562)	(45,414)	(5,148)	11.3

Net investment income	46,059	41,020	5,039	12.3
Net investment income per common share(A)	2.11	2.20	(0.09)	(4.1)
Cash distribution per common share(A)	1.98	1.89	0.09	4.8
Net realized gain (loss)	5,959	12,664	(6,705)	(52.9)
Net unrealized appreciation (depreciation)	42,703	(11,016)	53,719	(487.6)
Net increase (decrease) in net assets resulting from operations	94,506	42,668	51,838	121.5
Weighted average yield on interest-bearing investments	13.9%	13.3%	0.6%	4.5
Total invested	$177,649	$175,477	$2,172	1.2
Total repayments and proceeds	136,270	125,191	11,079	8.8

As of:	September 30, 2024	September 30, 2023	Change	% Change
Total investments, at fair value	$796,260	$704,815	$91,445	13.0%
Fair value as a percent of cost	103.3%	97.6%	5.7%	5.8
Net asset value per common share(A)	$21.18	$18.79	$2.39	12.7

(A)	Per common share amounts have been adjusted on a retroactive basis to reflect the 1-for-2 reverse stock split effected on April 4, 2024.

Fourth Fiscal Quarter 2024 Highlights:

•	Portfolio Activity: Invested $28.5 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost, while the weighted average yield on debt investments was consistent at 14.0%.

•	Credit Facility Availability: Increased the committed facility amount by $25.0 million to $293.7 million and ended the quarter with availability in excess of $200 million.

Fourth Fiscal Quarter 2024 Results:

Total investment income decreased by $2.0 million, or 7.7%, for the quarter ended September 30, 2024, compared to the prior quarter ended June 30, 2024, driven by a $2.2 million decrease in other income. The decrease in other income was driven primarily by a $1.1 million decrease in prepayment fee income and a $0.9 million decrease in dividend income quarter over quarter.

Total expenses decreased by $0.5 million, or 4.0%, quarter over quarter primarily due to a $0.5 million decrease in the net incentive fee, driven by lower pre-incentive fee net investment income quarter over quarter.

Net investment income for the quarter ended September 30, 2024 was $11.0 million, or $0.50 per share.

The net increase in net assets resulting from operations was $31.8 million, or $1.46 per share, for the quarter ended September 30, 2024, compared to $19.1 million, or $0.88 per share, for the quarter ended June 30, 2024. The current quarter increase in net assets resulting from operations was primarily driven by $20.8 million of net unrealized appreciation recognized during the quarter.

Fiscal Year Ended 2024 Results:

Total investment income during the years ended September 30, 2024 and 2023 was $96.6 million and $86.4 million, respectively. The year over year increase was primarily due to a $10.3 million increase in interest income, driven by an increase in the weighted average principal balance of our interest-bearing investment portfolio of $39.0 million, or 6.2%, year over year, and an increase in the weighted average yield from 13.3% during the year ended September 30, 2023 to 13.9% during the year ended September 30, 2024.

Expenses, net of any non-contractual, unconditional and irrevocable credits to fees from the Adviser, increased $5.1 million, or 11.3%, for the year ended September 30, 2024, as compared to the prior year. This increase was primarily due to a $2.0 million increase in the net base management fee, a $1.0 million increase in the net incentive fee, and a $0.9 million increase in interest expense.

Net investment income for the year ended September 30, 2024 was $46.1 million, an increase of 12.3%, as compared to the prior year, or $2.11 per share.

The net increase in net assets resulting from operations was $94.5 million, or $4.34 per share, for the year ended September 30, 2024, compared to $42.7 million, or $2.29 per share, for the year ended September 30, 2023. The current year increase was driven by net investment income of $46.1 million, $42.7 million in net unrealized appreciation, and $6.0 million in net realized gains.

Subsequent Events: Subsequent to September 30, 2024, the following significant events occurred:

•	Portfolio Activity:

•	In October 2024, our debt investment in Perimeter Solutions Group paid off at par for net cash proceeds of $15.5 million, including a $0.5 million prepayment penalty.

•

In October 2024, our investment in Antenna Research Associates, Inc. was sold, which resulted in a realized gain of approximately $59.3 million and the repayment of our debt investment of $31.3 million at par.

•	In November 2024, we invested an additional $28.9 million in Giving Home Health Care, LLC, an existing portfolio company, through secured first lien debt.

•	Distributions and Dividends Declared:

•	In October 2024, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
October 22, 2024	October 31, 2024	$0.165
November 20, 2024	November 29, 2024	0.165
December 20, 2024	December 31, 2024	0.165

	Total for the Quarter	$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
October 24, 2024	November 4, 2024	$0.130208
November 27, 2024	December 4, 2024	0.130208
December 23, 2024	January 3, 2025	0.130208

	Total for the Quarter	$0.390624

•	In November 2024, our Board of Directors declared the following supplemental distribution to common stockholders:

Record Date	Payment Date	Distribution per Common Share
December 4, 2024	December 18, 2024	$0.40

Comments from Gladstone Capital’s President, Bob Marcotte: “We are pleased to report the successful exit of our largest investment position after the end of the quarter at a material gain, a portion of which is reflected in the supplemental distribution recently announced. While the pacing of our direct originations picked up last quarter, the fundings carried over to the current quarter which, combined with the reinvestment of the majority of the equity gain proceeds, are expected to enhance our net interest margin and earnings available for cash distributions in FY 2025.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, November 14, 2024, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 21, 2024. To hear the replay, please dial (877) 660-6853 and use playback conference number 13748838. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the year ended September 30, 2024, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.